Exhibit 10.2

MARATHON PETROLEUM CORPORATION

RESTRICTED STOCK AWARD AGREEMENT

[GRANT DATE]

OFFICER

Pursuant to this Award Agreement and the Marathon Petroleum Corporation 2012 Incentive Compensation Plan (the “Plan”), MARATHON PETROLEUM CORPORATION (the “Corporation”) hereby grants to [NAME] (the “Participant”), an employee of the Corporation or a Subsidiary, on [DATE] (the “Grant Date”), [NUMBER] restricted shares of Common Stock (“Restricted Shares”). The number of Restricted Shares awarded is subject to adjustment as provided in the Plan, and the Restricted Shares are subject to the following terms and conditions:

1. Relationship to the Plan. This grant of Restricted Shares is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been adopted by the Committee. Except as otherwise defined in this Award Agreement, capitalized terms shall have the same meanings given to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

2. Vesting and Forfeiture of Restricted Shares.

(a) The Restricted Shares shall vest in three cumulative annual installments, as follows:

(i) one-third of the Restricted Shares shall vest on the first anniversary of the Grant Date;

(ii) an additional one-third of the Restricted Shares shall vest on the second anniversary of the Grant Date; and

(iii) all remaining Restricted Shares shall vest on the third anniversary of the Grant Date;

provided, however, that the Participant must be in continuous Employment from the Grant Date through the vesting date in order for the Restricted Shares to vest. If the Employment of the Participant is terminated for any reason (including non-Mandatory Retirement) other than death or Mandatory Retirement, any Restricted Shares that have not vested as of the date of such termination of Employment shall be forfeited to the Corporation.

(b) The Restricted Shares shall immediately vest in full, irrespective of the limitations set forth in subparagraph (a) above, upon:

(i) termination of the Participant’s Employment due to death;

(ii) termination of the Participant’s Employment due to Mandatory Retirement; or

(iii) a Participant’s Qualified Termination as defined under the Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefits Plan, provided that as of such Qualified Termination the Participant has been in continuous Employment since the Grant Date.

3. Issuance of Shares. Effective as of the Grant Date, the Committee or its designated representative shall cause a number of shares of Common Stock equal to the number of Restricted Shares to be issued and registered in the Participant’s name, subject to the conditions and restrictions set forth in this Award Agreement and the Plan. Such issuance and registration shall be evidenced by an entry on the registry books of the Corporation. Any book entries evidencing the Restricted Shares shall carry or be endorsed with a legend referring to the conditions and restrictions set forth in this Award Agreement and the Plan. The Participant shall not be entitled to release of the restrictions on the book entry evidencing such Restricted Shares for any portion of the Restricted Shares unless and until the related Restricted Shares have vested pursuant to Paragraph 2. In the event the Restricted Shares are forfeited in full or in part, the Participant hereby consents to the relinquishment of the forfeited Restricted Shares theretofore issued and registered in the Participant’s name to the Corporation at that time.

4. Forfeiture or Repayment Resulting from Forfeiture Event.

(a) If there is a Forfeiture Event either while the Participant is employed or within two years after termination of the Participant’s Employment, then the Committee may, but is not obligated to, cause all of the Participant’s unvested Restricted Shares to be forfeited by the Participant and returned to the Corporation.

(b) If there is a Forfeiture Event either while the Participant is employed or within two years after termination of the Participant’s Employment, then with respect to Restricted Shares granted under this Award Agreement that have vested, the Committee may, but is not obligated to, require that the Participant pay to the Corporation an amount (the “Forfeiture Amount”) up to (but not in excess of) the lesser of (i) the value of such previously vested Restricted Shares as of the date such shares vested or (ii) the value of such previously vested Restricted Shares as of the date on which the Committee makes a demand for payment of the Forfeiture Amount. Any Forfeiture Amount shall be paid by the Participant within sixty (60) days of receipt from the Corporation of written notice requiring payment of such Forfeiture Amount.

(c) This Paragraph 4 shall apply notwithstanding any provision of this Award Agreement to the contrary and is meant to provide the Corporation with rights in addition to any other remedy which may exist in law or in equity. This Paragraph 4 shall not apply to the Participant following the effective time of a Change in Control.

(d) Notwithstanding the foregoing or any other provision of this Award Agreement to the contrary, the Participant agrees that the Corporation may also require that the Participant repay to the Corporation any compensation paid to the Participant under this Award Agreement, as is required by the provisions of the Dodd-Frank Act and the regulations thereunder or any other “clawback” provisions as required by law or by the applicable listing standards of the exchange on which the Corporation’s common stock is listed for trading.

5. Taxes. Pursuant to the applicable provisions of the Plan, the Corporation or its designated representative shall have the right to withhold applicable taxes from the shares of Common Stock otherwise deliverable to the Participant due to the vesting of Restricted Shares pursuant to this Award Agreement, or from other compensation payable to the Participant, at the time of the vesting and delivery of such shares.

6. Shareholder Rights. Unless and until the Restricted Shares are forfeited, the Participant shall have the rights of a shareholder with respect to the Restricted Shares as of the Grant Date, including the right to vote the Restricted Shares and the right to receive dividends. The Participant hereby consents to receiving any dividends on the unvested Restricted Shares through the Corporation’s payroll and, accordingly, directs the Corporation’s transfer agent to pay such dividends to the Corporation on his or her behalf.

7. Nonassignability. Upon the Participant’s death, the Restricted Shares shall be transferred to the Participant’s estate. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Restricted Shares, and any attempt to sell, transfer, assign, pledge or encumber any portion of the Restricted Shares shall have no effect.

8. No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Corporation or any Subsidiary or successor, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

9. Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Corporation, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant hereunder.

10. Officer Holding Requirement. Participant agrees that any shares received by the Participant in settlement of this Award shall be subject an additional holding period of one year from the date on which the Award is settled, during which holding period such shares (net of shares used to satisfy the applicable tax withholding requirements) may not be sold or transferred by the Participant. This holding requirement shall cease to apply upon the death, retirement or other separation from service of the Participant during the holding period.

11. This Award is intended to comply with the requirements for the “short term deferral” exception to the application of Section 409A of the Code, and shall be interpreted and administered to meet the requirements to be considered a short term deferral and to be exempt from compliance with Section 409A. Notwithstanding the foregoing, if the Participant is a “specified employee” as determined by the Corporation in accordance with its established policy, any settlement of Awards in this Award Agreement which would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Participant as a result of the Participant’s “separation from service” as defined under Section 409A of the Code (other than as a result of death) and which would otherwise be paid within six months of the Participant’s separation from service shall be payable on the date that is one day after the earlier of (i) the date that is six months after the Employee’s separation from service or (ii) the date that otherwise complies with the requirements of Section 409A of the Code. In addition, notwithstanding any provision of the Plan or this Award Agreement to the contrary, any settlement of this Award which would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Participant and is a settlement as a result of the Participant’s separation from service in connection with a Change in Control, the term “Change in Control” under the Plan shall mean a change in ownership or change in effective control for purposes of Section 409A of the Code. The payment of Award amounts under this Award Agreement described herein is hereby designated as a “separate payment” for purposes of Section 409A of the Code.

12. Definitions. For purposes of this Award Agreement:

“Employment” means employment with the Corporation or any of its Subsidiaries. For purposes of this Award Agreement, Employment shall also include any period of time during which the Participant is on Disability status. The length of any period of Employment shall be determined by the Corporation or the Subsidiary that either (i) employs the Participant or (ii) employed the Participant immediately prior to the Participant’s termination of Employment.

“Forfeiture Event” means the occurrence of at least one of the following (a) the Corporation is required, pursuant to a determination made by the Securities and Exchange Commission or by the Audit Committee of the Board, to prepare a material accounting restatement due to the noncompliance of the Corporation with any financial reporting requirement under applicable securities laws as a result of misconduct, and the Committee determines that (1) the Participant knowingly engaged in the misconduct, (2) the Participant was grossly negligent with respect to such misconduct or (3) the Participant knowingly or grossly negligently failed to prevent the misconduct or (b) the Committee concludes that the Participant engaged in fraud, embezzlement or other similar misconduct materially detrimental to the Corporation.

“Mandatory Retirement” means termination of Employment as a result of the Corporation’s policy, if any, in effect at the time of the Grant Date, requiring the mandatory retirement of officers and/or other employees upon reaching a certain age or milestone.

“Qualified Termination” for purposes of this Award Agreement shall have the same definition as under the Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefits Plan and such definition and associated terms are hereby incorporated into this Award Agreement by reference.

Marathon Petroleum Corporation

By
Authorized Officer

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